FOR IMMEDIATE RELEASE
DATE: July 25, 2018

HERITAGE FINANCIAL ANNOUNCES SECOND QUARTER 2018 RESULTS AND DECLARES REGULAR CASH DIVIDEND

•	Diluted earnings per common share were $0.35 for the quarter ended June 30, 2018 compared to $0.40 for the quarter ended June 30, 2017 and $0.27 for the linked-quarter ended March 31, 2018.

•	Heritage declared a regular cash dividend of $0.15 per common share on July 24, 2018.

•	Total loans receivable, net increased $45.7 million, or 1.4%, to $3.29 billion at June 30, 2018 from $3.25 billion at March 31, 2018.

•	Return on average assets was 1.01%, return on average equity was 7.47%, and return on average tangible common equity was 10.99% for the quarter ended June 30, 2018.

•	On July 2, 2018, Heritage completed its previously announced acquisition of Premier Commercial Bancorp, increasing Heritage's total assets to over $5 billion.

•	Heritage completed the system conversion in relation to the Puget Sound Merger.

•	Heritage was added to the S&P SmallCap 600 Index.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”), the parent company of Heritage Bank, today reported that the Company had net income of $11.9 million for the quarter ended June 30, 2018 compared to $11.8 million for the quarter ended June 30, 2017 and $9.1 million for the linked-quarter ended March 31, 2018. Diluted earnings per common share for the quarter ended June 30, 2018 was $0.35 compared to $0.40 for the quarter ended June 30, 2017 and $0.27 for the linked-quarter ended March 31, 2018.
The Company had net income of $20.9 million for the six months ended June 30, 2018, or $0.62 per diluted common share, compared to $21.1 million, or $0.71 per diluted common share, for the six months ended June 30, 2017.
Brian L. Vance, CEO of Heritage, commented, "We are pleased with our overall performance for the second quarter of 2018.  Although loan growth was muted due to unusually high prepayments, loan originations were strong and we are encouraged with a building pipeline that will help support our loan growth in future periods.  In addition, the overall asset sensitivity of our balance sheet has allowed us to improve our net interest margin in this rising rate environment.
“With the addition of the Premier Community Bancorp at the beginning of this month, our total assets exceed $5 billion.  We are excited about the impact of the addition of this quality organization will have on our future financial performance through their experienced bankers and the scale of a larger organization.”

Acquisition of Premier Commercial Bancorp
On July 2, 2018, the Company completed the acquisition of Premier Commercial Bancorp ("Premier Commercial"), the holding company for Premier Community Bank, both of Hillsboro, Oregon ("Premier Merger"). As of the acquisition date, Premier Commercial was merged with and into Heritage and Premier Community Bank was merged with and into Heritage Bank. The Premier Merger will be accounted for using the acquisition method of accounting.
Pursuant to the terms of the merger agreement, Premier Commercial shareholders received 0.4863 shares of Heritage common stock in exchange for each share of Premier Commercial common stock based on the Heritage closing date per share price on June 29, 2018 of $34.85. Heritage issued an aggregate of 2,848,579 shares of its common stock and paid cash of $2,000 for fractional shares in the transaction for total consideration paid of $99.3 million. As of June 30, 2018, Premier Commercial had estimated total assets of $381.7 million, gross loans receivable of $335.3 million and total deposits of $319.3 million. Heritage is expected to complete its acquisition method of accounting during the third quarter 2018.

Acquisition of Puget Sound Bancorp, Inc.
On January 16, 2018, the Company completed the acquisition of Puget Sound Bancorp, Inc. (“Puget Sound”), the holding company for Puget Sound Bank, both of Bellevue, Washington (“Puget Sound Merger”). As of the acquisition date, Puget Sound merged into Heritage and Puget Sound Bank merged into Heritage Bank. The Puget Sound Merger was accounted for using the acquisition method of accounting. Accordingly, Heritage’s cost to acquire Puget Sound was allocated to the assets (including identifiable intangible assets) and the liabilities of Puget Sound at their respective estimated fair values as of the acquisition date. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill. Fair values on the acquisition date are preliminary and represent management’s best estimates based on available information and facts and circumstances in existence on the acquisition date. Fair values are subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values becomes available.
Puget Sound shareholders received 1.1688 shares of Heritage common stock in exchange for each share of Puget Sound stock. Heritage issued an aggregate of 4,112,258 shares of its common stock at the closing date per share price on January 12, 2018 of $31.80 and paid cash of $3,000 for fractional shares in the transaction for total consideration paid of $130.8 million.
The following table provides the estimated fair value of the assets acquired and liabilities assumed at January 16, 2018 (in thousands):

Puget Sound Merger
Total merger consideration	$130,773

Assets
Cash on hand and in banks	$25,889
Interest earning deposits	54,247
Investment securities available for sale	80,353
Loans receivable	388,462
Premises and equipment, net	732
Federal Home Loan Bank stock, at cost	623
Bank owned life insurance	6,264
Accrued interest receivable	1,448
Prepaid expenses and other assets	1,354
Other intangible assets	11,270
Total assets	$570,642

Liabilities and Stockholders' Equity
Deposits	$505,885
Accrued expenses and other liabilities	2,504
Total liabilities	$508,389

Fair value of net assets acquired	$62,253
Goodwill acquired	$68,520

Balance Sheet
The Company’s total assets increased $113.2 million, or 2.4%, to $4.79 billion at June 30, 2018 from $4.68 billion at March 31, 2018.
Investment securities increased $52.1 million, or 6.3%, to $873.7 million at June 30, 2018 from $821.6 million at March 31, 2018 primarily as a result of investment purchases of $78.0 million, offset partially by maturities, calls and payments of investment securities and an increase in unrealized losses due to rising interest rates that negatively impacted the fair value of our bond portfolio.
Total loans receivable, net of allowance for loan losses, increased $45.7 million, or 1.4%, to $3.29 billion at June 30, 2018 from $3.25 billion at March 31, 2018. The increase in loans receivable is primarily due to an increase in non-owner occupied commercial real estate loans of $54.2 million, offset partially by a decrease in commercial and industrial loans of $11.6 million.
Total deposits increased $64.2 million, or 1.6%, to $3.97 billion at June 30, 2018 from $3.90 billion at March 31, 2018. The increase in deposits included increases in interest bearing demand deposit accounts of $104.7 million, or 9.2%, and certificates of deposit accounts of $38.3 million, or 9.1%, offset partially by decreases in money market accounts of $57.2 million, or 8.7%. The increase in interest bearing demand deposit accounts and decrease in money market accounts was substantially due to a $48.7 million transfer between account types by one customer for the purpose of better alignment with deposit product needs. Non-maturity deposits as a percentage of total deposits decreased to 88.4% as of June 30, 2018 from 89.2% as of March 31, 2018 due to higher proportional increases of certificates of deposit accounts compared to total non-maturity deposits.
Federal Home Loan Bank advances increased $44.8 million, or 145.9%, to $75.5 million at June 30, 2018 compared to $30.7 million at March 31, 2018, to partially fund loan growth.
Total stockholders’ equity increased $4.8 million, or 0.8%, to $639.5 million at June 30, 2018 from $634.7 million at March 31, 2018. Changes in stockholders' equity during the quarter and six months ended June 30, 2018 were as follows (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2018
Balance, beginning of period	$634,708	$508,305
Common stock issued in the Puget Sound Merger	—	130,770
Net income	11,857	20,944
Dividends paid	(5,130)	(10,247)
Accumulated other comprehensive loss	(2,372)	(9,915)
Other	460	(334)
Balance, end of period	$639,523	$639,523
The Company and Heritage Bank continue to maintain capital levels in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of 11.2%, 10.4%, 11.7% and 12.6%, respectively, at June 30, 2018, compared to 11.3%, 10.4%, 11.8% and 12.7%, respectively, at March 31, 2018 and 11.5%, 10.5%, 12.1% and 13.1%, respectively, at June 30, 2017.

Credit Quality
The allowance for loan losses increased $711,000, or 2.1%, to $34.0 million for the quarter ended June 30, 2018 from $33.3 million for the linked-quarter ended March 31, 2018. The increase was due to provision for loan losses of $1.8 million recorded during the quarter ended June 30, 2018, offset partially by net charge-offs of $1.0 million recognized during the same period.
Nonperforming loans to loans receivable, net, increased slightly to 0.50% at June 30, 2018 from 0.48% at March 31, 2018 due primarily to an increase in nonaccrual loans of $795,000, or 5.1%, to $16.5 million at June 30, 2018 from $15.7 million at March 31, 2018. The increase was due substantially to one agricultural loan relationship in the amount of $826,000 that was classified as nonaccrual during the quarter ended June 30, 2018.

Changes in nonaccrual loans during the quarter ended June 30, 2018 were as follows (in thousands):

Three Months Ended
June 30, 2018
Nonaccrual loans
Balance, beginning of period	$15,728
Addition of previously classified pass graded loans	130
Addition of previously classified potential problem loans	1,367
Charge-offs	(438)
Net principal payments	(264)
Balance, end of period	$16,523
The allowance for loan losses to nonperforming loans was 205.60% at June 30, 2018 compared to 211.48% at the linked-quarter ended March 31, 2018. Nonperforming assets increased slightly to 0.35% of total assets at June 30, 2018 compared to 0.34% of total assets at March 31, 2018 based on the increase in nonaccrual loans discussed above as well as the addition to other real estate owned of $434,000 during the quarter ended June 30, 2018.
Potential problem loans increased $8.2 million, or 8.8%, to $101.5 million at June 30, 2018 compared to $93.3 million at March 31, 2018. The increase was due primarily to the addition of one agricultural borrowing relationship totaling $14.5 million which was downgraded. Changes in potential problem loans during the quarter ended June 30, 2018 were as follows (in thousands):

Three Months Ended
June 30, 2018
Potential problem loans
Balance, beginning of period	$93,253
Addition of previously classified pass graded loans	19,829
Upgrades to pass graded loan status	(5,407)
Transfers of loans to nonaccrual and troubled debt restructured status	(1,839)
Charge-offs	(112)
Net principal payments	(4,233)
Balance, end of period	$101,491
The allowance for loan losses to loans receivable, net, increased to 1.02% at June 30, 2018 from 1.01% at March 31, 2018. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at June 30, 2018. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on purchased loans was $10.6 million at June 30, 2018 compared to $12.7 million at March 31, 2018.
Net charge-offs were $1.0 million for the quarter ended June 30, 2018 compared to net recoveries of $26,000 for the same quarter in 2017 and net recoveries of $23,000 for the linked-quarter ended March 31, 2018. The increase in net charge-offs compared to the linked-quarter was due primarily to charge-offs of two agricultural borrower relationships totaling $438,000 in addition to smaller charge-off balances on a large volume of consumer loans.

Operating Results
Net interest income increased $9.6 million, or 28.2%, to $43.7 million for the quarter ended June 30, 2018 compared to $34.1 million for the same period in 2017 and increased $2.9 million, or 7.1%, from $40.8 million for the linked-quarter ended March 31, 2018. Net interest income increased $17.3 million, or 25.7%, to $84.6 million for the six months ended June 30, 2018 compared to $67.3 million for the six months ended June 30, 2017. The increases in net interest income for all periods noted were primarily due to increases in average interest earning assets, which increased substantially in first quarter 2018 as a result of the Puget Sound Merger. In addition, the yield on total interest earning assets increased 36 basis points to 4.50% for the quarter ended June 30, 2018 compared to 4.14% for the comparable period in 2017 and increased 14 basis points from 4.36% for the linked quarter ended March 31, 2018. Yield on total interest earning assets increased 32 basis points to 4.44% for the six months ended June 30, 2018 compared to 4.12% for the six months ended June 30, 2017. Yields on total interest earning assets increased primarily due to higher market interest rates reflecting increases in the target federal funds rate. The increases in net interest income was offset partially by increases in the cost of total interest bearing liabilities as a result of the rising interest rates. The cost of total interest bearing liabilities increased 10 basis points to 0.41% during the quarter ended June 30, 2018 compared to 0.31% for the quarter ended June 30, 2017 and increased six basis points from 0.35% for the linked-quarter ended March 31, 2018. The cost of total interest bearing liabilities increased nine basis points to 0.38% for the six months ended June 30, 2018 compared to 0.29% for the same period in 2017.
Net interest margin increased 30 basis points to 4.22% for the quarter ended June 30, 2018 from 3.92% for the same period in 2017 and increased 10 basis points from 4.12% for the linked-quarter ended March 31, 2018. The net interest margin increased 26 basis points for the six months ended June 30, 2018 to 4.17% from 3.91% for the same period in 2017. Increases in net interest margin were due primarily to the increases in net interest income as discussed above with the primary contributor being the increases in both the average loan balance and loan yield.
The loan yield, excluding incremental accretion on purchased loans, increased 28 basis points to 4.81% for the quarter ended June 30, 2018 compared to 4.53% for the quarter ended June 30, 2017 and increased 11 basis points from 4.70% for the linked-quarter ended March 31, 2018. Loan yield, excluding incremental accretion on purchased loans, increased 22 basis points to 4.75% for the six months ended June 30, 2018 compared to 4.53% for same period in 2017. The increases in loan yields from prior periods was due to a combination of higher contractual loan rates as a result of the increasing interest rate environment as well as an increase in loan yields from the loans acquired in the Puget Sound merger as compared to legacy Heritage loans.
The impact on loan yield from incremental accretion on purchased loans increased two basis points to 0.24% for the quarter ended June 30, 2018 compared to 0.22% for the quarter ended June 30, 2017 and increased three basis points from 0.21% for the linked-quarter ended March 31, 2018. The impact on loan yield from incremental accretion on purchased loans increased three basis points to 0.23% for the six months ended June 30, 2018 from 0.20% for the same period in 2017. The increases from all prior periods was primarily a result of the loans acquired in the Puget Sound merger. The incremental accretion and the impact to loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the purchased loans decreases.
The following table presents the net interest margin, loan yield and the effect of the incremental accretion on purchased loans on these ratios for the periods presented below:

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(Dollars in thousands)
Net interest margin, excluding incremental accretion on purchased loans (1)	4.03%	3.96%	3.75%	3.99%	3.76%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.19%	0.16%	0.17%	0.18%	0.15%
Net interest margin	4.22%	4.12%	3.92%	4.17%	3.91%

Loan yield, excluding incremental accretion on purchased loans (1)	4.81%	4.70%	4.53%	4.75%	4.53%
Impact on loan yield from incremental accretion on purchased loans (1)	0.24%	0.21%	0.22%	0.23%	0.20%
Loan yield	5.05%	4.91%	4.75%	4.98%	4.73%

Incremental accretion on purchased loans (1)	$1,992	$1,632	$1,481	$3,624	$2,651
(1) As of the dates of the completion of each of the merger and acquisition transactions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. The difference between the contractual loan balance and the fair value represents the purchased discount. The purchased discount is accreted into income over the estimated remaining life of the loan or pool of loans, based upon results of the quarterly cash flow re-estimation. The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes.

In addition to loan yields, also impacting net interest margin were increases in the yields on investment securities. The yields on the aggregate investment portfolio increased 28 basis points to 2.53% for the quarter ended June 30, 2018 compared to 2.25% for the quarter ended June 30, 2017 and increased 10 basis points from 2.43% for the linked-quarter ended March 31, 2018. The yields on the aggregate investment portfolio increased 25 basis points to 2.48% for the six months ended June 30, 2018 compared to 2.23% for the six months ended June 30, 2017. The increases compared to the prior periods primarily reflect the effect of the rise in interest rates on our adjustable rate investment securities.
Net interest margin has also been impacted by the cost of interest bearing liabilities which has increased primarily as a result of the rise in interest rates and secondarily by the increase in the average balance of total interest bearing liabilities.
The total cost of deposits increased five basis points to 0.23% during the quarter ended June 30, 2018 compared to 0.18% during the same quarter in 2017 and increased two basis points from 0.21% during the linked-quarter ended March 31, 2018. The total cost of deposits increased five basis points to 0.22% during the six months ended June 30, 2018 compared to 0.17% during the same period in 2017.
The Company uses FHLB advances as a source of funding. The cost of FHLB advances increased 115 basis points to 2.04% during the quarter ended June 30, 2018 compared to 0.89% during the same quarter in 2017 and increased 34 basis points from 1.70% during the linked-quarter ended March 31, 2018. The average balance of FHLB advances decreased to $79.1 million during the quarter ended June 30, 2018 compared to an average balance of $107.1 million during the same period in 2017 and increased from an average balance of $35.7 million during the linked-quarter ended March 31, 2018.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “We are pleased that our net interest margin performance continues to improve. This has been accomplished primarily through increases in pre-accretion loan yield and investment yield while experiencing only marginal increases in costs of deposits. The weighted average note rate on new loans originated during quarter ended June 30, 2018 increased to 5.18% from 5.00% for the quarter ended March 31, 2018 and from 4.60% for the quarter ended June 30, 2017. As a result of these increases in new loan rates as well as past and expected future increases in the prime rate, we expect that pre-accretion loan yield will continue to have a positive impact on our net interest margin this year.”
The provision for loan losses increased $619,000, or 54.7%, to $1.8 million for the quarter ended June 30, 2018 compared to $1.1 million for the quarter ended June 30, 2017 and increased $598,000, or 51.9%, from the linked-quarter ended March 31, 2018. The provision for loan losses increased $904,000, or 45.2%, to $2.9 million for the six months ended June 30, 2018 compared to $2.0 million for the six months ended June 30, 2017. The amount of provision for loan losses was necessary to increase the allowance for loan losses to an amount that management determined to be appropriate at June 30, 2018 based on the use of a consistent methodology. The increase in the provision for loan losses was primarily as a result of organic loan growth and net charge-offs.
Noninterest income decreased $3.1 million, or 29.3%, to $7.6 million for the quarter ended June 30, 2018 compared to $10.7 million for the same period in 2017 and decreased $3.0 million, or 16.3%, to $15.1 million for the six months ended June 30, 2018 compared to $18.1 million for the same period in 2017. The decreases from the prior periods were due primarily to a decrease of $3.0 million in gain on sale of loans as a result of the sale of a previously classified purchased credit impaired loan during the quarter ended June 30, 2017, offset partially by increases in service charges and other fees due primarily to changes in fee structures on business deposit accounts completed during the quarter ended June 30, 2017 in addition to increases in deposit balances.
Noninterest expense increased $7.9 million, or 28.4%, to $35.7 million for the quarter ended June 30, 2018 compared to $27.8 million for the same period in 2017. Noninterest expense increased $17.4 million, or 31.7%, to $72.5 million for the six months ended June 30, 2018 compared to $55.0 million for the same period in 2017. The increases were primarily due to expenses from the Puget Sound Merger and Premier Merger including increases related to compensation and employee benefits due to additional employees, occupancy and equipment expense primarily due to additional building and land rent expense, and additional data processing expense due to an increase in deposit balances. Noninterest expense also increased during the quarter and six months ended June 30, 2018 compared to both periods in 2017 as a result of amortization of intangible assets of $513,000 and $1.0 million recorded during the quarter and six months ended June 30, 2018, respectively, due to the amortization of core deposit intangibles acquired in the Puget Sound Merger.
Professional services increased during the quarter and six months ended June 30, 2018 compared to prior periods due substantially to the buy-out of a third party contract in the amount $1.7 million. The third party assisted the Company in our deposit product realignment and was compensated based on success factors over three years subsequent to implementation. The Company assessed the contract and determined that it was advantageous to buy-out the contract prior to the system conversions relating to the Puget Sound Merger and Premier Merger. The Company expects the accumulated savings in future professional services expenses to fully offset the cost of the buy-out by the end of 2019. In addition, professional services costs also increased in 2018 compared to 2017 as a result of merger activities.
Noninterest expense decreased $1.0 million, or 2.8%, from $36.7 million for the linked-quarter ended March 31, 2018 primarily due to non-recurring compensation and employee benefits expense related to the Puget Sound Merger paid during the first quarter 2018, offset partially by the contract buy-out in second quarter 2018 described above.
Acquisition-related expenses incurred as a result of the Puget Sound Merger and Premier Merger were approximately $551,000 and $329,000, respectively, during the quarter ended June 30, 2018 compared to $4.5 million and $324,000, respectively, during the linked-quarter ended March 31, 2018, for a total of approximately $5.7 million during the six months ended June 30, 2018. There were no acquisition-related expenses for the same periods in 2017. Acquisition costs are primarily included in compensation and employee benefits, professional services and data processing expenses.
The ratio of noninterest expense to average assets (annualized) was 3.03% for the quarter ended June 30, 2018 compared to 2.85% for the same period in 2017 and was 3.15% for six months ended June 30, 2018 compared to 2.85% for the same period in 2017. The increase from the prior periods was due primarily to acquisition-related expenses. The ratio of noninterest expense to average assets (annualized) decreased from 3.27% for the linked-quarter ended March 31, 2018 primarily based on the changes to the noninterest expense described above.
Income tax expense was $2.0 million for the quarter ended June 30, 2018 compared to $4.1 million for the quarter ended June 30, 2017 and $1.4 million for the linked-quarter ended March 31, 2018. The effective tax rate was 14.5% for the quarter ended June 30, 2018 compared to 25.6% for the comparable quarter in 2017 and 13.3% for the linked-quarter ended March 31, 2018. Income tax expense was $3.4 million for the six months ended June 30, 2018 compared to $7.2 million for the six months ended June 30, 2018. The effective tax rate was 14.0% for the six months ended June 30, 2018 compared to 25.3% for the six months ended June 30, 2018. The decrease in income tax expense and the effective tax rate compared to the same periods in 2017 was due primarily to the impact of the Tax Cuts and Jobs Act enacted in December 2017 which lowered the corporate income tax rate from 35% to 21%.
Jeffrey J. Deuel, President and Chief Executive Officer of Heritage Bank, commented, “It is good to see the positive momentum across the Bank as we complete the integration of Puget Sound Bank and we see the combined team begin to get traction.  It is also good to have change-of-control for Premier Community Bank behind us, and we look forward to having that team help us build out our presence in Portland in the second half of the year."

Dividends
On July 24, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per common share. The dividend is payable on August 23, 2018 to shareholders of record as of the close of business on August 9, 2018.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on July 25, 2018 at 11:00 a.m. Pacific time. To access the call, please dial (800) 398-9367 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through August 8, 2018, by dialing (800) 475-6701 -- access code 451269.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 65 banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	June 30, 2018	March 31, 2018	December 31, 2017
	(In thousands)
Stockholders' equity	$639,523	$634,708	$508,305
Less: goodwill and other intangible assets	203,316	204,112	125,117
Tangible common stockholders' equity	$436,207	$430,596	$383,188

Total assets	$4,789,488	$4,676,250	$4,113,270
Less: goodwill and other intangible assets	203,316	204,112	125,117
Tangible assets	$4,586,172	$4,472,138	$3,988,153

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include the expected revenues, cost savings, synergies and other benefits from the Puget Sound Merger and the Premier Merger might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters, including but not limited to, customer and employee retention might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in Heritage's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.heritagebanknw.com and on the SEC's website at www.sec.gov. The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based only on information then actually known to the Company and upon management's beliefs and assumptions at the time they are made which may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(In thousands, except shares)

	June 30, 2018	March 31, 2018	December 31, 2017
Assets
Cash on hand and in banks	$94,210	$86,608	$78,293
Interest earning deposits	35,733	43,701	24,722
Cash and cash equivalents	129,943	130,309	103,015
Investment securities available for sale	873,670	821,567	810,530
Loans held for sale	3,598	2,669	2,288
Loans receivable, net	3,328,288	3,281,915	2,849,071
Allowance for loan losses	(33,972)	(33,261)	(32,086)
Total loans receivable, net	3,294,316	3,248,654	2,816,985
Other real estate owned	434	—	—
Premises and equipment, net	75,364	62,147	60,325
Federal Home Loan Bank stock, at cost	8,616	6,824	8,347
Bank owned life insurance	82,031	81,700	75,091
Accrued interest receivable	13,482	13,602	12,244
Prepaid expenses and other assets	104,718	104,666	99,328
Other intangible assets, net	15,767	16,563	6,088
Goodwill	187,549	187,549	119,029
Total assets	$4,789,488	$4,676,250	$4,113,270

Liabilities and Stockholders' Equity
Deposits	$3,968,935	$3,904,741	$3,393,060
Federal Home Loan Bank advances	75,500	30,700	92,500
Junior subordinated debentures	20,156	20,083	20,009
Securities sold under agreement to repurchase	22,168	26,100	31,821
Accrued expenses and other liabilities	63,206	59,918	67,575
Total liabilities	4,149,965	4,041,542	3,604,965

Common stock	491,026	490,566	360,590
Retained earnings	159,803	153,101	149,013
Accumulated other comprehensive loss, net	(11,306)	(8,959)	(1,298)
Total stockholders' equity	639,523	634,708	508,305
Total liabilities and stockholders' equity	$4,789,488	$4,676,250	$4,113,270

Common stock, shares outstanding	34,021,094	34,018,280	29,927,746

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollar amounts in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income:
Interest and fees on loans	$41,141	$38,159	$31,500	$79,300	$61,985
Taxable interest on investment securities	4,068	3,529	3,141	7,597	6,190
Nontaxable interest on investment securities	1,220	1,341	1,304	2,561	2,572
Interest on other interest earning assets	242	218	96	460	143
Total interest income	46,671	43,247	36,041	89,918	70,890
Interest expense:
Deposits	2,195	1,960	1,407	4,155	2,673
Junior subordinated debentures	315	283	249	598	487
Other borrowings	418	167	251	585	464
Total interest expense	2,928	2,410	1,907	5,338	3,624
Net interest income	43,743	40,837	34,134	84,580	67,266
Provision for loan losses	1,750	1,152	1,131	2,902	1,998
Net interest income after provision for loan losses	41,993	39,685	33,003	81,678	65,268
Noninterest income:
Service charges and other fees	4,695	4,543	4,426	9,238	8,639
Gain on sale of investment securities, net	18	35	117	53	117
Gain on sale of loans, net	706	874	4,138	1,580	5,333
Interest rate swap fees	309	51	282	360	415
Other income	1,845	2,045	1,746	3,890	3,568
Total noninterest income	7,573	7,548	10,709	15,121	18,072
Noninterest expense:
Compensation and employee benefits	19,321	21,367	16,272	40,688	32,296
Occupancy and equipment	4,810	4,627	3,818	9,437	7,628
Data processing	2,507	2,605	2,002	5,112	3,917
Marketing	823	808	805	1,631	1,612
Professional services	3,529	2,837	1,053	6,366	2,062
State and local taxes	716	688	639	1,404	1,188
Federal deposit insurance premium	375	355	357	730	657
Other real estate owned, net	—	—	21	—	52
Amortization of intangible assets	796	795	323	1,591	647
Other expense	2,829	2,665	2,519	5,494	4,973
Total noninterest expense	35,706	36,747	27,809	72,453	55,032
Income before income taxes	13,860	10,486	15,903	24,346	28,308
Income tax expense	2,003	1,399	4,075	3,402	7,164
Net income	$11,857	$9,087	$11,828	$20,944	$21,144

Basic earnings per common share	$0.35	$0.27	$0.40	$0.62	$0.71
Diluted earnings per common share	$0.35	$0.27	$0.40	$0.62	$0.71
Dividends declared per common share	$0.15	$0.15	$0.13	$0.30	$0.25

Average number of basic common shares outstanding	33,934,661	33,205,546	29,756,198	33,572,117	29,730,195
Average number of diluted common shares outstanding	34,107,292	33,348,102	29,839,609	33,729,936	29,794,237

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Performance Ratios:
Efficiency ratio	69.58%	75.95%	62.01%	72.67%	64.49%
Noninterest expense to average assets, annualized	3.03%	3.27%	2.85%	3.15%	2.85%
Return on average assets, annualized	1.01%	0.81%	1.21%	0.91%	1.09%
Return on average equity, annualized	7.47%	5.99%	9.54%	6.75%	8.68%
Return on average tangible common equity, annualized	10.99%	8.70%	12.78%	9.86%	11.67%
Net charge-offs on loans to average loans, annualized	0.13%	—%	—%	0.06%	0.03%

	As of Period End
	June 30, 2018	March 31, 2018	December 31, 2017
Financial Measures:
Book value per common share	$18.80	$18.66	$16.98
Tangible book value per common share	$12.82	$12.66	$12.80
Stockholders' equity to total assets	13.4%	13.6%	12.4%
Tangible common equity to tangible assets	9.5%	9.6%	9.6%
Common equity Tier 1 capital to risk-weighted assets	11.2%	11.3%	11.3%
Tier 1 leverage capital to average quarterly assets	10.4%	10.4%	10.2%
Tier 1 capital to risk-weighted assets	11.7%	11.8%	11.8%
Total capital to risk-weighted assets	12.6%	12.7%	12.8%
Loans to deposits ratio (1)	83.9%	84.0%	84.0%
Deposits per branch	$67,270	$65,079	$57,509
(1) Loans receivable, net of deferred costs divided by deposits

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Allowance for Loan Losses:
Balance, beginning of period	$33,261	$32,086	$31,594	$32,086	$31,083
Provision for loan losses	1,750	1,152	1,131	2,902	1,998
Net (charge-offs) recoveries:
Commercial business	(474)	420	313	(54)	383
One-to-four family residential	(15)	—	1	(15)	1
Real estate construction and land development	2	—	—	2	10
Consumer	(552)	(397)	(288)	(949)	(724)
Total net (charge-offs) recoveries	(1,039)	23	26	(1,016)	(330)
Balance, end of period	$33,972	$33,261	$32,751	$33,972	$32,751

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Other Real Estate Owned:
Balance, beginning of period	$—	$—	$786	$—	$754
Additions	434	—	—	434	32
Proceeds from dispositions	—	—	—	—	—
Gain on sales, net	—	—	—	—	—
Balance, end of period	$434	$—	$786	$434	$786

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Gain on Sale of Loans, net:
Mortgage loans	$572	$652	$731	$1,224	$1,640
SBA loans	134	222	409	356	695
Other loans	—	—	2,998	—	2,998
Total gain on sale of loans, net	$706	$874	$4,138	$1,580	$5,333

	As of Period End
	June 30, 2018	March 31, 2018	December 31, 2017
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$15,235	$14,356	$9,098
One-to-four family residential	77	80	81
Real estate construction and land development	1,084	1,147	1,247
Consumer	127	145	277
Total nonaccrual loans(1)	16,523	15,728	10,703
Other real estate owned	434	—	—
Nonperforming assets	$16,957	$15,728	$10,703

Restructured performing loans	$25,957	$26,187	$26,757
Accruing loans past due 90 days or more	—	—	—
Potential problem loans(2)	101,491	93,253	83,543
Allowance for loan losses to:
Loans receivable, net	1.02%	1.01%	1.13%
Nonperforming loans	205.60%	211.48%	299.79%
Nonperforming loans to loans receivable, net	0.50%	0.48%	0.38%
Nonperforming assets to total assets	0.35%	0.34%	0.26%

(1)	At June 30, 2018 and December 31, 2017, $6.8 million and $5.2 million of nonaccrual loans were also considered troubled debt restructured loans, respectively.

(2)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms.

	As of Period End
	June 30, 2018		March 31, 2018		December 31, 2017
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$800,043	24.0%	$811,678	24.7%	$645,396	22.7%
Owner-occupied commercial real estate	693,330	20.8	702,356	21.4	622,150	21.8
Non-owner occupied commercial real estate	1,187,548	35.7	1,133,394	34.6	986,594	34.6
Total commercial business	2,680,921	80.5	2,647,428	80.7	2,254,140	79.1
One-to-four family residential	92,518	2.8	89,180	2.7	86,997	3.1
Real estate construction and land development:
One-to-four family residential	71,934	2.2	73,295	2.2	51,985	1.8
Five or more family residential and commercial properties	93,315	2.8	98,387	3.0	97,499	3.4
Total real estate construction and land development	165,249	5.0	171,682	5.2	149,484	5.2
Consumer	385,987	11.6	370,275	11.3	355,091	12.5
Gross loans receivable	3,324,675	99.9	3,278,565	99.9	2,845,712	99.9
Deferred loan costs, net	3,613	0.1	3,350	0.1	3,359	0.1
Loans receivable, net	$3,328,288	100.0%	$3,281,915	100.0%	$2,849,071	100.0%

	As of Period End
	June 30, 2018		March 31, 2018		December 31, 2017
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$1,157,630	29.2%	$1,178,202	30.2%	$944,791	27.8%
Interest bearing demand deposits	1,242,622	31.3	1,137,883	29.1	1,051,752	31.1
Money market accounts	597,673	15.1	654,903	16.8	499,618	14.7
Savings accounts	510,375	12.8	511,377	13.1	498,501	14.7
Total non-maturity deposits	3,508,300	88.4	3,482,365	89.2	2,994,662	88.3
Certificates of deposit	460,635	11.6	422,376	10.8	398,398	11.7
Total deposits	$3,968,935	100.0%	$3,904,741	100.0%	$3,393,060	100.0%

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$3,266,092	$41,141	5.05%	$3,150,869	$38,159	4.91%	$2,657,946	$31,500	4.75%
Taxable securities	638,092	4,068	2.56	590,623	3,529	2.42	567,066	3,141	2.22
Nontaxable securities (3)	201,104	1,220	2.43	223,631	1,341	2.43	224,719	1,304	2.33
Other interest earning assets	51,022	242	1.90	53,597	218	1.65	39,403	96	0.98
Total interest earning assets	4,156,310	46,671	4.50%	4,018,720	43,247	4.36%	3,489,134	36,041	4.14%
Noninterest earning assets	570,409			534,865			420,658
Total assets	$4,726,719			$4,553,585			$3,909,792
Interest Bearing Liabilities:
Certificates of deposit	$418,129	$797	0.76%	$423,569	$760	0.73%	$363,053	$479	0.53%
Savings accounts	512,832	487	0.38	506,158	416	0.33	497,033	316	0.26
Interest bearing demand and money market accounts	1,796,095	911	0.20	1,745,795	784	0.18	1,484,767	612	0.17
Total interest bearing deposits	2,727,056	2,195	0.32	2,675,522	1,960	0.30	2,344,853	1,407	0.24
Junior subordinated debentures	20,108	315	6.28	20,035	283	5.73	19,822	249	5.04
Securities sold under agreement to repurchase	27,935	16	0.23	30,265	17	0.23	22,852	12	0.21
Federal Home Loan Bank advances and other borrowings	79,120	402	2.04	35,733	150	1.70	107,132	239	0.89
Total interest bearing liabilities	2,854,219	2,928	0.41%	2,761,555	2,410	0.35%	2,494,659	1,907	0.31%
Demand and other noninterest bearing deposits	1,175,331			1,113,286			873,314
Other noninterest bearing liabilities	60,434			63,770			44,582
Stockholders’ equity	636,735			614,974			497,237
Total liabilities and stockholders’ equity	$4,726,719			$4,553,585			$3,909,792
Net interest income		$43,743			$40,837			$34,134
Net interest spread			4.09%			4.01%			3.83%
Net interest margin			4.22%			4.12%			3.92%

(1) Annualized.
(2) The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3) Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

	Six Months Ended
	June 30, 2018			June 30, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$3,208,799	$79,300	4.98%	$2,644,953	$61,985	4.73%
Taxable securities	614,488	7,597	2.49	567,192	6,190	2.20
Nontaxable securities (3)	212,305	2,561	2.43	223,499	2,572	2.32
Other interest earning assets	52,302	460	1.77	31,389	143	0.92
Total interest earning assets	4,087,894	89,918	4.44%	3,467,033	70,890	4.12%
Noninterest earning assets	552,736			427,894
Total assets	$4,640,630			$3,894,927
Interest Bearing Liabilities:
Certificates of deposit	$420,834	$1,557	0.75%	$357,209	$894	0.50%
Savings accounts	509,514	902	0.36	501,571	581	0.23
Interest bearing demand and money market accounts	1,771,084	1,696	0.19	1,483,972	1,198	0.16
Total interest bearing deposits	2,701,432	4,155	0.31	2,342,752	2,673	0.23
Junior subordinated debentures	20,071	598	6.01	19,786	487	4.96
Securities sold under agreement to repurchase	29,094	33	0.23	20,946	22	0.21
Federal Home Loan Bank advances and other borrowings	57,546	552	1.93	104,148	442	0.86
Total interest bearing liabilities	2,808,143	5,338	0.38%	2,487,632	3,624	0.29%
Demand and other noninterest bearing deposits	1,144,479			869,910
Other noninterest bearing liabilities	62,094			45,890
Stockholders’ equity	625,914			491,495
Total liabilities and stockholders’ equity	$4,640,630			$3,894,927
Net interest income		$84,580			$67,266
Net interest spread			4.06%			3.83%
Net interest margin			4.17%			3.91%

(1) Annualized.
(2) The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3) Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Earnings:
Net interest income	$43,743	$40,837	$37,155	$34,942	$34,134
Provision for loan losses	1,750	1,152	1,338	884	1,131
Noninterest income	7,573	7,548	9,064	8,443	10,709
Noninterest expense	35,706	36,747	27,588	27,955	27,809
Net income	11,857	9,087	10,023	10,624	11,828
Basic earnings per common share	$0.35	$0.27	$0.33	$0.35	$0.40
Diluted earnings per common share	$0.35	$0.27	$0.33	$0.35	$0.40
Average Balances:
Total loans receivable, net	$3,266,092	$3,150,869	$2,786,370	$2,737,535	$2,657,946
Investment securities	839,196	814,254	818,058	791,939	791,785
Total interest earning assets	4,156,310	4,018,720	3,661,425	3,593,018	3,489,134
Total assets	4,726,719	4,553,585	4,112,516	4,020,217	3,909,792
Total interest bearing deposits	2,727,056	2,675,522	2,429,129	2,388,670	2,344,853
Demand and other noninterest bearing deposits	1,175,331	1,113,286	953,902	916,074	873,314
Stockholders' equity	636,735	614,974	510,581	505,262	497,237
Financial Ratios:
Return on average assets, annualized	1.01%	0.81%	0.97%	1.05%	1.21%
Return on average equity, annualized	7.47%	5.99%	7.79%	8.34%	9.54%
Return on average tangible common equity, annualized	10.99%	8.70%	10.32%	11.10%	12.78%
Efficiency ratio	69.58%	75.95%	59.69%	64.43%	62.01%
Noninterest expense to average total assets, annualized	3.03%	3.27%	2.66%	2.76%	2.85%
Net interest margin	4.22%	4.12%	4.03%	3.86%	3.92%
Net interest spread	4.09%	4.01%	3.91%	3.76%	3.83%

	As of Period End or for the Three Month Periods Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Select Balance Sheet:
Total assets	$4,789,488	$4,676,250	$4,113,270	$4,050,056	$3,990,954
Total loans receivable, net	3,294,316	3,248,654	2,816,985	2,766,113	2,716,756
Investment securities	873,670	821,567	810,530	800,060	790,594
Deposits	3,968,935	3,904,741	3,393,060	3,320,818	3,291,250
Noninterest bearing demand deposits	1,157,630	1,178,202	944,791	916,265	919,576
Stockholders' equity	639,523	634,708	508,305	507,608	500,048
Financial Measures:
Book value per common share	$18.80	$18.66	$16.98	$16.96	$16.71
Tangible book value per common share	12.82	12.66	12.80	12.77	12.51
Stockholders' equity to assets	13.4%	13.6%	12.4%	12.5%	12.5%
Tangible common equity to tangible assets	9.5	9.6	9.6	9.7	9.7
Loans to deposits ratio	83.9	84.0	84.0	84.2	83.5
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	1.02%	1.01%	1.13%	1.12%	1.19%
Nonperforming loans	205.60	211.48	299.79	286.71	298.47
Nonperforming loans to loans receivable, net	0.50	0.48	0.38	0.39	0.40
Nonperforming assets to total assets	0.35	0.34	0.26	0.28	0.29
Net charge-offs on loans to average loans receivable, net	0.13	—	0.09	0.32	—
Other Metrics:
Number of banking offices	59	60	59	59	59
Average number of full-time equivalent employees	819	796	736	747	753
Deposits per branch	$67,270	$65,079	$57,509	$56,285	$55,784
Average assets per full-time equivalent employee	$5,770	$5,720	$5,587	$5,382	$5,190